                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): October 25, 2002


                                  PFSWEB, INC.
             (Exact name of registrant as specified in its charter)


            DELAWARE                   000-28275                75-2837058
            --------                   ---------                ----------
 (State or other jurisdiction of    (Commission File         (I.R.S. Employer
         incorporation)                 Number)           Identification Number)


                          500 NORTH CENTRAL EXPRESSWAY
                                 PLANO, TX 75074
                                 ---------------
                    (Address of principal executive offices)

                                 (972) 881-2900
                                 --------------
              (Registrant's telephone number, including area code)

                                      NONE
                                      ----
          (Former name or former address, if changed since last report)

              ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

                  On November 12, 2002, PFSweb, Inc. ("PFSweb") filed a Current
              Report on Form 8-K to report its acquisition of the remaining 51% membership interest in Business Supplies Distributors Holdings, LLC ("Holdings") pursuant to an Assignment of Membership Interest between Inventory Financing Partners, LLC ("IFP") and Priority Fulfillment Services, Inc. ("PFS") dated October 25, 2002. Pursuant to Item 7 of Form 8-K, PFSweb indicated that it would file the financial statements of the business acquired as required by Item 7(a) and the pro forma financial information as required by Item 7(b) by amendment. This amendment is being filed to provide such required financial statements.

                  On October 25, 2002, PFS, a wholly-owned subsidiary of PFSweb, purchased from IFP a 51% membership interest in Holdings for a purchase price of $331,758. Prior to the transaction, PFS owned 49% of the membership interests in Holdings, and PFS and IFP were the only members thereof and were parties to the Holdings Operating Agreement. As a result of the transaction, PFS owns 100% of the membership interests in Holdings and is the sole member thereof. The purchase price was paid in cash from PFS' cash on hand.

                   As a result of the transaction, PFS controls Holdings'
              wholly-owned subsidiaries, Supplies Distributors, Inc., Supplies Distributors of Canada, Inc., Business Supplies Distributors Europe B.V. and Supplies Distributors, S.A. (collectively, "Supplies Distributors"). Supplies Distributors is an international distributor of IBM printing supplies and other products.

                 The transaction will be accounted for as a purchase under
              Statement of Financial Accounting Standards No. 141 and will result in the consolidation of Holdings' accounts with those of PFS. Prior to this acquisition, PFS had accounted for its 49% interest in Holdings using the modified equity method of accounting.

              ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

                  (a) Financial Statements of Business Acquired.                     Page
                      Condensed Consolidated Financial Statements of Business
                  Supplies Distributors Holdings, LLC as of September 30, 2002
                  (unaudited) and December 31, 2001 and for the nine months
                  ended September 30, 2002 (unaudited) and the period from July      F-1
                  3, 2001 (inception) to September 30, 2001 (unaudited). Notes to Unaudited Condensed Consolidated Financial Statements.

                      Audited Consolidated Financial Statements of Business
                  Supplies Distributors Holdings, LLC as of December 31, 2001
                  and for the period from July 3, 2001 (inception) to December       F-10
                  31, 2001. Notes to Audited Consolidated Financial Statements.

                  (b) Pro Forma Financial Information.

                      Unaudited Pro Forma Condensed Consolidated Financial Data
                  of PFSweb and Holdings as of September 30, 2002 and for the
                  nine months ended September 30, 2002 and the nine month period     F-24
                  ending December 31, 2001. Notes to Unaudited Pro Forma
                  Condensed Consolidated Financial Data.

                  (c) Exhibits.

                      Exhibit 2.1 * - Assignment of Membership Interest between
                  Inventory Financing Partners, LLC and Priority Fulfillment Services, Inc.

                      *    Previously filed.

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                     September 30,     December 31,
                                                                         2002              2001
                                                                     -------------     ------------
                                                                      (unaudited)
                            ASSETS

CURRENT ASSETS:
  Cash and cash equivalents .......................................  $         833     $        578
  Restricted cash .................................................            766               --
  Accounts receivable, net of allowance for doubtful
     accounts of $152 and $616,  as of September 30, 2002
     and December 31, 2001, respectively ..........................         24,387           23,231
  Inventories, net ................................................         36,200           32,847
  Inventories in-transit ..........................................            993           10,544
  Other receivables ...............................................          3,723           12,364
  Prepaid expenses and other current assets .......................          1,035              683
                                                                     -------------     ------------
          Total current assets ....................................         67,937           80,247
                                                                     -------------     ------------

OTHER ASSETS, net (including restricted cash of $979 and $982 at
    September 30, 2002 and December 31, 2001, respectively) .......          1,083            1,307
                                                                     -------------     ------------
          Total assets ............................................  $      69,020     $     81,554
                                                                     =============     ============

               LIABILITIES AND MEMBERS' CAPITAL

CURRENT LIABILITIES:
  Current portion of long-term debt ...............................  $      35,103     $         --
  Trade accounts payable ..........................................          2,506            4,205
  Trade accounts payable -- related parties .......................          1,105            2,403
  Value added tax payable .........................................             --            1,424
  Marketing funds payable .........................................            368              493
  Accrued expenses ................................................            679              717
  Income taxes payable ............................................            854              409
                                                                     -------------     ------------
          Total current liabilities ...............................         40,615            9,651
                                                                     -------------     ------------

LONG-TERM DEBT, less current portion ..............................         16,790           59,038
                                                                     -------------     ------------

NOTE PAYABLE TO AFFILIATE .........................................          8,800           11,655
                                                                     -------------     ------------

COMMITMENTS AND CONTINGENCIES

MEMBERS' CAPITAL:
  Capital contributions ...........................................          1,000            1,000
  Retained earnings ...............................................          1,417              401
  Unrealized gain (loss) on investment ............................            260              (85)
  Accumulated other comprehensive income (loss) ...................            138             (106)
                                                                     -------------     ------------
          Total members' capital ..................................          2,815            1,210
                                                                     -------------     ------------
          Total liabilities and members' capital ..................  $      69,020     $     81,554
                                                                     =============     ============

         The accompanying notes are an integral part of these condensed consolidated financial statements.

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                         July 3, 2001
                                                                        Nine Months       (Inception)
                                                                          Ended             through
                                                                       September 30,     September 30,
                                                                           2002               2001
                                                                       -------------     -------------
NET REVENUES .....................................................     $     163,653     $      17,904

COST OF GOODS SOLD ...............................................           154,274            16,715
                                                                       -------------     -------------
  Gross profit ...................................................             9,379             1,189

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
(including affiliate expenses of $4,644 and $615, respectively) ..             4,975               882
                                                                       -------------     -------------
  Income from operations .........................................             4,404               307

INTEREST EXPENSE, net ............................................             2,424                93
                                                                       -------------     -------------
  Income before income taxes .....................................             1,980               214

INCOME TAX EXPENSE ...............................................               754                62
                                                                       -------------     -------------

NET INCOME .......................................................     $       1,226     $         152
                                                                       =============     =============

         The accompanying notes are an integral part of these condensed consolidated financial statements.

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                         July 3, 2001
                                                                       Nine Months        (Inception)
                                                                         Ended              through
                                                                      September 30,      September 30,
                                                                          2002               2001
                                                                      -------------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ....................................................     $       1,226      $         152
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Amortization ...............................................                72                 --
     Allowances for doubtful accounts ...........................              (319)               114
     Provision for inventory obsolescence .......................                88                 --
     Changes in operating assets and liabilities, net of
      effect of acquisition:
       Accounts receivables .....................................              (117)           (15,568)
       Inventories, net .........................................             7,657            (12,668)
       Prepaid expenses and other current assets ................             8,724             15,728
       Accounts payable and accrued expenses ....................            (4,335)           (22,781)
                                                                      -------------      -------------
          Net cash provided by (used in) operating
          activities ............................................            12,996            (35,023)
                                                                      -------------      -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash acquired in acquisition of BSD Companies, net ............                --              7,555
                                                                      -------------      -------------
          Net cash provided by investing activities .............                --              7,555
                                                                      -------------      -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contributions .........................................                --              1,000
  Proceeds from (payments on) debt, net .........................            (8,931)            20,503
  Proceeds from (payments on) affiliate loan, net ...............            (2,855)             8,800
  Dividends paid ................................................              (210)                --
  Restricted cash ...............................................              (763)                --
                                                                      -------------      -------------
          Net cash provided by (used in) financing activities ...           (12,759)            30,303
                                                                      -------------      -------------

EFFECT OF EXCHANGE RATES ON CASH ................................                18                 25
                                                                      -------------      -------------

NET INCREASE IN CASH ............................................               255              2,860

CASH AND CASH EQUIVALENTS, beginning of period ..................               578                 --
                                                                      -------------      -------------

CASH AND CASH EQUIVALENTS, end of period ........................     $         833      $       2,860
                                                                      =============      =============

SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest ........................................     $       2,096      $           8
                                                                      =============      =============
  Cash paid for taxes ...........................................     $         510      $          --
                                                                      =============      =============

         The accompanying notes are an integral part of these condensed consolidated financial statements.

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

     NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1. OVERVIEW AND BASIS OF PRESENTATION:

         PFSweb, Inc. ("PFSweb"), Daisytek International, Inc. ("Daisytek"), Business Supplies Distributors, Inc., (a Daisytek subsidiary -- "BSD"), and International Business Machines Corporation ("IBM") were parties to various Master Distributor Agreements that had various scheduled expiration dates through September 2001. Under these agreements, BSD and its affiliates Business Supplies Distributors Europe B.V. ("BSD Europe"), a Daisytek subsidiary, and BSD (Canada) Inc., a Daisytek subsidiary ("BSD Canada" and together with BSD and BSD Europe, the "BSD Companies"), acted as master distributors of various IBM and other products. Daisytek provided financing and credit support to the BSD Companies and PFSweb provided transaction management and fulfillment services to the BSD Companies. On June 8, 2001, Daisytek notified PFSweb and IBM that it did not intend to renew these agreements upon their scheduled expiration dates.

         On July 3, 2001, PFSweb and Inventory Financing Partners, LLC ("IFP") formed Business Supplies Distributors Holdings, LLC ("Holdings"), and Holdings formed a wholly-owned subsidiary, Supplies Distributors, Inc. ("Supplies Distributors") (see Note 6). Concurrently, Supplies Distributors formed its wholly-owned subsidiaries Supplies Distributors of Canada, Inc. ("SDC") and Supplies Distributors S.A. ("SDSA"), a Belgium corporation. Supplies Distributors, SDSA, PFSweb and IBM entered into new Master Distributor Agreements to replace the prior agreements. Under the new agreements, Supplies Distributors and SDSA act as master distributors of various IBM products and, pursuant to a transaction management services agreement between PFSweb and Supplies Distributors, PFSweb provides transaction management and fulfillment services to Supplies Distributors. On September 26, 2001, Supplies Distributors purchased all of the stock of the BSD Companies for a purchase price of $923,000 and incurred $60,000 of acquisition costs. In conjunction with the purchase, BSD and Supplies Distributors were merged with Supplies Distributors being the surviving corporation. Effective December 31, 2001, BSD Canada and SDC were amalgamated, with SDC being the surviving corporation.

         All references to the "Company" include Holdings and Supplies Distributors and its subsidiaries.

         The Company, through its subsidiaries, is primarily a master distributor of various IBM products. Supplies Distributors and SDSA have obtained certain financing (see Note 4, 5 and 6) that allows them to fund the working capital requirements for the sale of IBM products. Pursuant to the transaction management services agreement between PFSweb and Supplies Distributors, PFSweb provides to Supplies Distributors and SDSA such services as managed web hosting and maintenance, procurement support, web-enabled customer contact center services, customer relationship management, financial services including billing and collection services, information management, selected financial services and international distribution services. Additionally, IBM and Holdings have outsourced the product demand generation to Global Marketing Services, Inc. ("GMS"). The Company, via its arrangements with GMS and PFSweb, sells its products in the United States, Canada and Europe.

         All of the agreements between PFSweb and Holdings were made in the context of a related party relationship and were negotiated in the overall context of PFSweb's and Holdings' prior arrangement with IBM. Although management generally believes that the terms of these agreements are consistent with fair market values, there can be no assurance that the prices charged to or by each company under these arrangements are not higher or lower than the prices that may be charged by, or to, unaffiliated third parties for similar services.

         The unaudited interim condensed consolidated financial statements as of September 30, 2002, and for the nine months ended September 30, 2002 and the period from July 3, 2001 (inception) to September 30, 2001, are unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. In the opinion of management and subject to the foregoing, the unaudited interim condensed consolidated financial statements of the Company include all adjustments,

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

     NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


consisting of only normal recurring adjustments, necessary for a fair presentation of the Company's financial position as of September 30, 2002, its results of operations and cash flows for the nine months ended September 30, 2002 and the period from July 3, 2001 (inception) to September 30, 2001. Results of the Company's operations for interim periods may not be indicative of results for the full fiscal year.

         Certain prior period data has been reclassified to conform to the current period presentation. These reclassifications had no effect on previously reported net income or members' capital.

2. RECENTLY ISSUED ACCOUNTING PRINCIPLES:

         On January 1, 2002, the Company adopted the provisions of EITF D-103 "Income Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred." The Company's billings for reimbursable expenses, such as customer marketing programs, are deducted from cost of goods sold under the EITF. Prior period amounts reclassified as a result of the adoption of the EITF were not material to the Company's consolidated financial statements.

3. MEMBERS' CAPITAL:

         In May 2002, the Company paid a $0.2 million dividend to IFP. Pursuant to the terms of its credit agreements, Holdings is currently limited to annual cash dividends of $0.6 million.

         The members' capital accounts are as follows (in thousands):

                                                 September 30,     December 31,
                                                      2002             2001
                                                 -------------     ------------
PFSweb .....................................     $       2,109     $        750
IFP ........................................               706              460
                                                 -------------     ------------
Total members' capital .....................     $       2,815     $      1,210
                                                 =============     ============


4. DEBT AND LONG-TERM DEBT:

         Debt consists of the following (in thousands):

                                                                 September 30,     December 31,
                                                                      2002             2001
                                                                 -------------     ------------
Inventory and working capital financing agreement,
     United States .........................................     $      22,431     $     39,292
Inventory and working capital financing agreement,
     Europe ................................................            12,477           19,746
Loan and security agreement, United  States ................            13,654               --
Factoring agreement, Europe ................................             3,135               --
Other ......................................................               196               --
                                                                 -------------     ------------
Total ......................................................            51,893           59,038
Less current portion of long-term debt .....................            35,103               --
                                                                 -------------     ------------
Long-term debt, less current portion .......................     $      16,790     $     59,038
                                                                 =============     ============

INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT, UNITED STATES

         On September 27, 2001, Supplies Distributors entered into a short-term credit facility with IBM Credit Corporation ("IBM Credit") to finance its distribution of IBM products in the United States. At inception, the facility provided for a $40 million credit line and expired on January 25, 2002. Prior to expiration, the credit line was increased to $45 million and extended through March 25, 2002. Availability under the credit facility was subject to certain borrowing base limitations, including eligible receivables and inventory, as

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

     NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


defined. Supplies Distributors entered into a Blocked Account Agreement with its bank and IBM Credit whereby a security interest was granted to IBM Credit for all customer remittances received in specified bank accounts. At December 31, 2001, these bank accounts held $1.0 million, which was restricted for payment to IBM Credit. Borrowings under the credit facility accrued interest, after a defined free financing period, at prime rate plus 1%, which was 6.0% as of December 31, 2001. Supplies Distributors paid a quarterly commitment fee of 0.375% on the unused portion of the commitment, and a monthly service fee. On March 29, 2002, Supplies Distributors entered into an amended credit facility with IBM Credit. The asset based credit facility provides financing for purchasing IBM inventory up to $27.5 million through its expiration on March 29, 2003. The credit facility contains cross default provisions, various restrictions upon the ability of Holdings and Supplies Distributors to, among others, merge, consolidate, sell assets, incur indebtedness, make loans and payments to related parties, provide guarantees, make investments and loans, pledge assets, make changes to capital stock ownership structure and pay dividends; as well as financial covenants, such as annualized revenue to working capital, net profit after tax to revenue, and total liabilities to tangible net worth, as defined, and are secured by all of the assets of Supplies Distributors, as well as collateralized guaranties of Holdings and PFSweb. Additionally, PFSweb is required to maintain a minimum subordinated receivable balance from Supplies Distributors and a minimum shareholders' equity (see Note
6).

INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT, EUROPE

         On September 27, 2001, SDSA entered into a short-term credit facility with IBM Belgium Financial Services S.A. ("IBM Belgium") to finance its distribution of IBM products in Europe. At inception, the facility provided for a 20 million euro credit line (approximately $19.6 million) and expired on January 25, 2002. Prior to expiration, the credit line was increased to 27 million euros (approximately $26.5 million) and extended through March 25, 2002. Availability under the credit facility was subject to certain borrowing base limitations, including eligible receivables and inventory, as defined. SDSA entered into a Blocked Account Agreement with its bank and IBM Belgium whereby a security interest was granted to IBM Belgium for all customer remittances received in specified bank accounts. Borrowings under the credit facility accrued interest, after a defined free financing period, at euribor plus 4%, which was 7.425% as of December 31, 2001. SDSA paid a monthly service fee on the commitment. On March 29, 2002, SDSA and BSD Europe entered into an amended credit facility with IBM Belgium. The asset based credit facility with IBM Belgium provides up to 22 million Euros (approximately $21.6 million) in financing for purchasing IBM inventory. The IBM Belgium facility remain in force until not less than 60 days written notice by any party, but no sooner than March 29, 2003. The credit facility contains cross default provisions, various restrictions upon the ability of Holdings and Supplies Distributors to, among others, merge, consolidate, sell assets, incur indebtedness, make loans and payments to related parties, provide guarantees, make investments and loans, pledge assets, make changes to capital stock ownership structure and pay dividends; as well as financial covenants, such as annualized revenue to working capital, net profit after tax to revenue, and total liabilities to tangible net worth, as defined, and are secured by all of the assets of Supplies Distributors, as well as collateralized guaranties of Holdings and PFSweb. Additionally, PFSweb is required to maintain a minimum subordinated receivable balance from Supplies Distributors and a minimum shareholders' equity (see Note
6).

LOAN AND SECURITY AGREEMENT

         On March 29, 2002, Supplies Distributors entered into a loan and security agreement with Congress Financial Corporation (Southwest) ("Congress") to provide financing for up to $25 million of eligible accounts receivables in the U.S. and Canada. The Congress facility expires on the earlier of three years or the date on which the parties to the IBM Master Distributor Agreement shall no longer operate under the terms of such agreement and/or IBM no longer supplies products pursuant to such agreement (see Note 6). Borrowings under the Congress facility accrue interest at prime rate plus 0.25% or Eurodollar rate plus 3.0% or on an adjusted basis, as defined. This agreement contains cross default provisions, various restrictions upon the ability of Holdings and Supplies Distributors to, among other things, merge, consolidate, sell assets, incur indebtedness, make loans and payments to related parties, provide guarantees,

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

     NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


make investments and loans, pledge assets, make changes to capital stock ownership structure and pay dividends, as well as financial covenants, such as minimum net worth, as defined, and are secured by all of the assets of Supplies Distributors, as well as collateralized guaranties of Holdings and PFSweb. Additionally, PFSweb is required to maintain a subordinated loan to Supplies Distributors of no less than $6.5 million and restricted cash of less than $5.0 million, and is restricted with regard to transactions with related parties, indebtedness and changes to capital stock ownership structure. Supplies Distributors and SDC entered into Blocked Account Agreements with their banks and Congress whereby a security interest was granted to Congress for all customer remittances received in specified bank accounts. At September 30, 2002, these bank accounts held $1.0 million, which was restricted for payment to Congress.

FACTORING AGREEMENT

         On March 29, 2002, SDSA entered into a two year factoring agreement with Fortis Commercial Finance N.V. ("Fortis") to provide factoring for up to
7.5 million euros (approximately $7.4 million) (previously 10 million euros, see
Note 6) of eligible accounts receivables. Borrowings under this agreement accrue interest at 8.5%, or on an adjusted basis as defined. This agreement contains various restrictions upon the ability of SDSA to, among other things, merge, consolidate, incur indebtedness, as well as financial covenants, such as minimum net worth. This agreement is secured by a guarantee of Supplies Distributors, up to a maximum of 200,000 euros.

GUARANTEES

         PFSweb has provided collateralized guarantees to secure the repayment of all of the Company's credit facilities. As of September 30, 2002 the outstanding balance of the credit facilities guaranteed by PFSweb was approximately $48.8 million. These guarantees expire concurrently with the expiration of the underlying credit agreements. To the extent Supplies Distributors fails to comply with its covenants, including its monthly financial covenant requirements, and the lenders accelerate the repayment of the credit facility obligations, Supplies Distributors would be required to repay all amounts outstanding thereunder. In such event, PFSweb would be obligated to perform under those guarantees and repay, to the extent Supplies Distributors was unable to, Supplies Distributors' credit facility obligations. Additionally, if PFSweb was unable to maintain PFSweb's required level of stockholders' equity (see Note 6), PFSweb could also be obligated to perform under these guarantees. Any requirement to perform under PFSweb's guarantees would have a material adverse impact on PFSweb's financial condition and results of operations and no assurance can be given that PFSweb will have the financial ability to repay all of such guaranteed obligations. Furthermore, PFSweb is obligated to repay any over-advance made to Supplies Distributors by its lenders, in the event Supplies Distributors is unable to do so. An over-advance would arise in the event borrowings exceeded the maximum amount available under the eligible borrowing base, as defined.

         PFSweb has also provided a guarantee of the obligations of Supplies Distributors and SDSA to IBM, excluding the trade payables that are financed by IBM credit.

5. TRANSACTIONS WITH RELATED PARTIES:

         In August 2001, Supplies Distributors entered into an Agreement for Sales Forces Services ("ASFS") with IBM, whereby Supplies Distributors is to actively generate demand for and promote brand loyalty for IBM products. The ASFS expires on the earlier of December 31, 2003 or the termination of the Master Distributor Agreements. The ASFS automatically renews for successive one-year periods unless either party provides prior written notice. Pursuant to the ASFS, IBM pays to Supplies Distributors a quarterly service fee as agreed to by both parties. Supplies Distributors has subcontracted with GMS to provide the sales force activities for an amount equal to the fees received by Supplies Distributors. The principal officer of GMS owned 46% of IFP (see Note 6). As of September 30, 2002 and December 31, 2001, Supplies Distributors had $0.4 million and $1.1 million, respectively, due from IBM under the terms of the ASFS included in accounts receivable and approximately $0.4 million and $1.5 million, respectively, of unpaid service fees due to GMS.

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

     NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


         In August 2001, PFSweb and Supplies Distributors entered into Transaction Management Services Agreements ("TMSA") whereby PFSweb provides transaction management and fulfillment services to Supplies Distributors. Under terms of the TMSA, PFSweb is required to conduct its services within certain performance levels, as defined, and is liable to indemnify Supplies Distributors for inventory losses, as defined. The TMSA has terms corresponding with the Master Distributor Agreements among Supplies Distributors, SDSA, PFSweb, and IBM, whereby Supplies Distributors and SDSA act as master distributors of various IBM products. The Master Distributor Agreements expire in August 2003 and can be extended for additional one year term upon mutual agreement by all parties.

         Under the terms of the TMSA, PFSweb charges Supplies Distributors for its services based on a percentage of Supplies Distributors' shipped revenue. Percentages vary by geographic location and by the amount of shipped revenue. Dependent on changes in the type and levels of transactions, percentages charged by PFSweb can be amended by mutual consent of PFSweb and Supplies Distributors. Pursuant to the TMSA, Supplies Distributors incurred service expenses, reported as selling, general and administrative expenses in the accompanying consolidated financial statement, of approximately $4.6 million and $0.6 million to PFSweb for the nine months ended September 30, 2002 and the period from July 3, 2001 (inception) to September 30, 2001, respectively. As of September 30, 2002 and December 31, 2001, the Company owes PFSweb $0.7 million and $0.9 million, respectively.

         In September 2001, Supplies Distributors issued a Subordinated Demand Note (the "Note") to PFSweb in exchange for proceeds of $8.8 million. The balance of the Note can be increased by PFSweb, at its discretion or as required to meet the senior financial obligations of the Company, as needed. As of September 30, 2002 and December 31, 2001, the Note had an outstanding balance of $8.8 million and $11.7 million, respectively, which is classified as note payable to affiliate. The Note can be decreased to $8.0 million (previously $6.5 million, see Note 6) subject to Supplies Distributors' compliance with the covenants of its senior loan facilities, as amended. The Note accrues interest at a fluctuating rate per annum equal to PFSweb's cost of funds as determined by PFSweb, approximately 10% as of September 30, 2002 and December 31, 2001. During the nine months ended September 30, 2002, Supplies Distributors recorded $0.8 million of interest associated with the amount due to PFSweb.

         PFSweb issued 12,500 and 21,000 stock options to Supplies Distributors' President in December 2001 and January 2002, respectively. These options were immediately vested and have an exercise price of $0.91 and $0.84, respectively.

6. SUBSEQUENT EVENTS:

         Effective October 1, 2002, PFSweb purchased the remaining 51% interest in Holdings from IFP for $0.3 million. As a result of the purchase, in the future PFSweb will consolidate 100% of Holdings' financial position and results of operations into PFSweb's consolidated financial statements.

         In November 2002 the Company amended its credit facilities with IBM Credit. The amendments modify certain financial covenants, such as annualized revenue to working capital and total liabilities to tangible net worth, as defined. The amendments also increase PFSweb's minimum required subordinated loan to Supplies Distributors to $8.0 million and reduce PFSweb's minimum shareholders' equity amount to $24.0 million as of September 30, 2002, $20.0 million for the period from October through December 2002, and $18.0 million for the period from January through March 2003. Also, in November 2002, SDSA modified its factoring agreement with Fortis to reduce the maximum factoring amount from 10 million euros to 7.5 million euros (approximately $7.4 million).

         Effective December 1, 2002, Supplies Distributors, SDSA, PFSweb and IBM amended their Master Distributor Agreements whereby Supplies Distributors and SDSA act as master distributors of various IBM

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

     NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


products. The amendments extend the Master Distributor Agreements until March 31, 2004, and can be extended for additional one year terms upon mutual agreement by all parties.

                          INDEPENDENT AUDITORS' REPORT

To the Members of
Business Supplies Distributors Holdings, LLC:

         We have audited the accompanying consolidated balance sheet of Business Supplies Distributors Holdings, LLC and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, members' capital and comprehensive income, and cash flows for the period from July 3, 2001 (inception) to December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Business Supplies Distributors Holdings, LLC and subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the period from July 3, 2001 (inception) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Dallas, Texas
March 29, 2002

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 2001
                                 (IN THOUSANDS)

                            ASSETS

CURRENT ASSETS:
  Cash and cash equivalents ................................     $      578
  Accounts receivable, net of allowance for doubtful
     accounts of $616 ......................................         23,231
  Inventories, net .........................................         32,847
  Inventories in-transit ...................................         10,544
  Other receivables ........................................         12,364
  Prepaid expenses and other current assets ................            683
                                                                 ----------
          Total current assets .............................         80,247
                                                                 ----------

OTHER ASSETS, net (including restricted cash of $982) ......          1,307
                                                                 ----------
          Total assets .....................................     $   81,554
                                                                 ==========

               LIABILITIES AND MEMBERS' CAPITAL

CURRENT LIABILITIES:
  Trade accounts payable ...................................     $    4,205
  Trade accounts payable -- related parties (Note 7) .......          2,403
  Value added tax payable ..................................          1,424
  Marketing funds payable ..................................            493
  Accrued expenses .........................................            717
  Income taxes payable .....................................            409
                                                                 ----------
          Total current liabilities ........................          9,651
                                                                 ----------

LONG-TERM DEBT (Note 6) ....................................         59,038
                                                                 ----------

NOTE PAYABLE TO AFFILIATE ..................................         11,655
                                                                 ----------

COMMITMENTS AND CONTINGENCIES

MEMBERS' CAPITAL:
  Capital contributions ....................................          1,000
  Retained earnings ........................................            401
  Unrealized loss on investment ............................            (85)
  Accumulated other comprehensive loss .....................           (106)
                                                                 ----------
          Total members' capital ...........................          1,210
                                                                 ----------
          Total liabilities and members' capital ...........     $   81,554
                                                                 ==========

                 The accompanying notes are an integral part of
                     these consolidated financial statements

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

                    CONSOLIDATED STATEMENT OF OPERATIONS FOR
       THE PERIOD FROM JULY 3, 2001 (INCEPTION) THROUGH DECEMBER 31, 2001
                                 (IN THOUSANDS)

NET REVENUES.......................................................    $  75,444

COST OF GOODS SOLD.................................................       71,870
                                                                       ---------
  Gross profit.....................................................        3,574

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
(including affiliate expenses of $1,384, Note 7)...................        2,098
                                                                       ---------
  Income from operations...........................................        1,476

INTEREST EXPENSE, net..............................................          803
                                                                       ---------
  Income before income taxes.......................................          673

INCOME TAX EXPENSE.................................................          272
                                                                       ---------

NET INCOME.........................................................    $     401
                                                                       =========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

       CONSOLIDATED STATEMENT OF MEMBERS' CAPITAL AND COMPREHENSIVE INCOME FOR THE PERIOD FROM JULY 3, 2001 (INCEPTION) THROUGH DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                                     ACCUMULATED
                                 MEMBERS'              UNREALIZED       OTHER        TOTAL
                                 CAPITAL     RETAINED    LOSS ON    COMPREHENSIVE   MEMBERS'   COMPREHENSIVE
                              CONTRIBUTIONS  EARNINGS  INVESTMENT       LOSS         CAPITAL      INCOME
                              -------------  --------  ----------   -------------   --------   -------------
Balance, at inception.....      $    --       $  --      $  --        $   --        $   --
  Net income..............           --         401                       --           401       $  401
  Capital contributions...        1,000                     --            --         1,000           --
  Unrealized loss on
     investment...........           --          --        (85)           --           (85)         (85)
  Other comprehensive
     loss -- foreign
     currency translation
     adjustment...........           --          --         --          (106)         (106)        (106)
                                -------       -----      -----        ------        ------       ------
Comprehensive income......                                                                       $  210
                                                                                                 ======
Balance, December 31, 2001      $ 1,000       $ 401      $ (85)       $ (106)       $1,210
                                =======       =====      =====        ======        ======

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM JULY 3, 2001 (INCEPTION) THROUGH DECEMBER 31, 2001
                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................................    $      401
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Amortization................................................            51
     Provision for doubtful accounts.............................           353
     Provision for inventory obsolescence........................            13
     Deferred income taxes.......................................          (300)
     Changes in operating assets and liabilities, net of
      effect of acquisition:
       Accounts receivables......................................       (20,480)
       Inventories, net..........................................       (30,154)
       Prepaid expenses and other current assets.................        (7,229)
       Accounts payable and accrued expenses.....................       (20,625)
                                                                     ----------
          Net cash used in operating activities..................       (77,970)
                                                                     ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash acquired in acquisition of BSD Companies, net (Note 3)....         7,555
                                                                     ----------
          Net cash provided by investing activities..............         7,555
                                                                     ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contributions..........................................         1,000
  Proceeds from debt.............................................        59,352
  Proceeds from affiliate loan...................................        11,655
  Restricted cash................................................          (982)
                                                                     ----------
          Net cash provided by financing activities..............        71,025
                                                                     ----------

EFFECT OF EXCHANGE RATES ON CASH.................................           (32)
                                                                     ----------

NET INCREASE IN CASH.............................................           578

CASH AND CASH EQUIVALENTS, beginning of period...................            --
                                                                     ----------

CASH AND CASH EQUIVALENTS, end of period.........................    $      578
                                                                     ==========

SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest.........................................    $      463
                                                                     ==========
  Cash paid for taxes............................................    $       --
                                                                     ==========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. OVERVIEW AND BASIS OF PRESENTATION:

         PFSweb, Inc. ("PFS"), Daisytek International, Inc. ("Daisytek"), Business Supplies Distributors, Inc., (a Daisytek subsidiary -- "BSD"), and International Business Machines Corporation ("IBM") were parties to various Master Distributor Agreements that had various scheduled expiration dates through September 2001. Under these agreements, BSD and its affiliates Business Supplies Distributors Europe B.V. ("BSD Europe"), a Daisytek subsidiary, and BSD (Canada) Inc., a Daisytek subsidiary ("BSD Canada" and together with BSD and BSD Europe, the "BSD Companies"), acted as master distributors of various IBM and other products. Daisytek provided financing and credit support to the BSD Companies and PFS provided transaction management and fulfillment services to the BSD Companies. On June 8, 2001, Daisytek notified PFS and IBM that it did not intend to renew these agreements upon their scheduled expiration dates.

         On July 3, 2001, PFS and Inventory Financing Partners, LLC ("IFP") formed Business Supplies Distributors Holdings, LLC ("Holdings"), and Holdings formed a wholly-owned subsidiary, Supplies Distributors, Inc. ("Supplies Distributors"). Concurrently, Supplies Distributors formed its wholly-owned subsidiaries Supplies Distributors of Canada, Inc. ("SDC") and Supplies Distributors S.A. ("SDSA"), a Belgium corporation. Supplies Distributors, SDSA, PFS and IBM entered into new Master Distributor Agreements to replace the prior agreements (see Note 4). Under the new agreements, Supplies Distributors and SDSA act as master distributors of various IBM products and, pursuant to a transaction management services agreement between PFS and Supplies Distributors, PFS provides transaction management and fulfillment services to Supplies Distributors. On September 26, 2001, Supplies Distributors purchased all of the stock of the BSD Companies for a purchase price of $923,000 and incurred $60,000 of acquisition costs. In conjunction with the purchase, BSD and Supplies Distributors were merged with Supplies Distributors being the surviving corporation. Effective December 31, 2001, BSD Canada and SDC were amalgamated, with SDC being the surviving corporation.

         All references to the "Company" include Holdings and Supplies Distributors and its subsidiaries.

         The Company, through its subsidiaries, is primarily a master distributor of various IBM products. Supplies Distributors and SDSA have obtained certain financing (see Note 6 and 7) that allows them to fund the working capital requirements for the sale of IBM products. Pursuant to the transaction management services agreement between PFS and Supplies Distributors, PFS provides to Supplies Distributors and SOSA such services as managed website hosting and maintenance, procurement support, web-enabled customer contact center services, customer relationship management, financial services including billing and collection services, information management, selected financial services and international distribution services. Additionally, IBM and Holdings have outsourced its product demand generation to Global Marketing Services, Inc. ("GMS"). The Company, via its arrangements with GMS and PFS, sells its products in the United States, Canada and Europe.

         All of the agreements between PFS and Holdings were made in the context of a related party relationship and were negotiated in the overall context of PFS' and Holdings prior arrangement with IBM. Although management generally believes that the terms of these agreements are consistent with fair market values, there can be no assurance that the prices charged to or by each company under these arrangements are not higher or lower than the prices that may be charged by, or to, unaffiliated third parties for similar services.

2. SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


USE OF ESTIMATES

         The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE AND COST RECOGNITION

         The Company recognizes revenue upon shipment of product to customers and collectibility is reasonably assured. Collectibility is evaluated on an individual customer basis taking into consideration historical payment trends, current financial position, results of independent credit evaluations and payment terms. The Company permits its customers to return defective products (which are then returned by the Company to the manufacturer) and incorrect shipments for credit against other purchases and provides for estimated returns and allowances. The Company offers terms to its customers that it believes are standard for its industry.

         Freight costs billed to customers are reflected as components of net revenues. Freight costs incurred by the Company are recorded as a component of cost of good sold. The Company records its costs as they are incurred by the Company or its service providers.

CONCENTRATION OF BUSINESS AND CREDIT RISK

         In conjunction with Supplies Distributors' financing, PFS provided certain collaterized guarantees on behalf of Supplies Distributors. Supplies Distributors' ability to obtain financing on similar terms would be significantly impacted without these guarantees. Additionally, since Holdings has limited personnel and physical resources, its ability to conduct business could be materially impacted by contract terminations by either PFS or GMS.

         All of the Company's revenue was generated by sales of product purchased under master distributor agreements with one supplier. Sales to two customers accounted for approximately 25% of the Company's total revenues. No other client accounted for 10% or more of the Company's revenue. As of December 31, 2001, two customers accounted for over 37% of trade accounts receivable on an aggregate basis.

CASH AND CASH EQUIVALENTS

         Cash equivalents are defined as short-term highly liquid investments with original maturities of three months or less.

INVENTORIES

         Inventories (merchandise, held for resale, all of which are finished goods) are stated at the lower of weighted average cost or market. As of December 31, 2001, the Company's allowance for obsolete inventory is approximately $13,000.

INVENTORIES IN-TRANSIT

         Inventories in-transit represents merchandise that has not been received by the Company but that has been shipped and invoiced by the Company's vendors. The corresponding payable for inventories in-transit is included in long-term debt in the accompanying consolidated financial statements.

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


OTHER RECEIVABLES

         Other receivables represent $7.1 million of Value Added Tax ("VAT") amounts due from European governments for refundable VAT payments made in the ordinary course of business and $5.2 million of amounts due from IBM under the Master Distributor Agreements (see Note 4).

OTHER ASSETS

         Other assets includes restricted cash of $1.0 million, which represents customer remittances received in Holdings' bank accounts that are payable to certain of the Company's lenders, and the value attributable to the Master Distributor Agreements of $0.4 million. This indentifiable intangible asset is being amortized on a straight-line basis over the terms of the Master Distributor Agreements which are two years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the remaining balance over its remaining life can be recovered through undiscounted future operating cash flows of the associated contracts.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

         For the Company's Canadian and European operations, the local currency is the functional currency. All assets and liabilities are translated at exchange rates in effect at the end of the period, and income and expense items are translated at the average exchange rates for the period. Translation adjustments are reported as a separate component of members' equity.

         Gains or losses on intercompany foreign currency transactions that are of a long-term investment nature are also reported as a separate component of members' capital.

INCOME TAXES

         Although Holdings is an LLC, it has elected to be taxed, for federal income tax purposes, as a C corporation. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying value of financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and debt, approximate their fair values based on short terms to maturity or current market prices and rates.

COMPREHENSIVE INCOME

         Comprehensive income represents the change in members' capital available for distribution to the partners pursuant to the Operating Agreements (see Note 5). Comprehensive income consists of net income, foreign currency translation adjustments and the loss associated with long-term intercompany foreign currency transactions.

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3. ACQUISITION OF THE BSD COMPANIES:

         The following table summarizes the estimated fair value of the assets acquired and liabilities assumed as of September 26, 2001, the acquisition date of the BSD Companies (unaudited, in thousands):

Cash...................................................    $   8,538
Accounts receivable, net...............................        3,230
Receivable from Daisytek...............................        5,715
Receivable from Supplies Distributors..................        5,877
Other receivables......................................        6,022
Inventories, net.......................................       13,516
Other assets -- identifiable intangible (see Note 2)...          378
                                                           ---------
Total assets acquired..................................       43,276
                                                           ---------
Trade accounts payable.................................       40,557
Accrued expenses.......................................        1,679
Other current liabilities..............................           57
                                                           ---------
Total liabilities assumed..............................       42,293
                                                           ---------
Net assets acquired....................................    $     983
                                                           =========

         The receivable from Daisytek was repaid concurrently with the acquisition. The results of the BSD Companies' operations have been included in the consolidated financial statements since the acquisition date. For the period from inception through December 31, 2001, the Company recorded approximately $51,000 of amortization expense associated with the identifiable intangible.

         Pro forma revenues and pro forma income from operations for the period from inception through December 31, 2001, assuming the transaction had occurred on July 3, 2001, would have been $90.6 million and $2.1 million, respectively. Because of the negative impact to revenue as a result of the transition of the master distributor agreements from Daisytek to Supplies Distributors, the pro forma adjustments to the operating results of the business may not be indicative of future results.

4. MASTER DISTRIBUTOR AGREEMENTS:

         In August 2001, Supplies Distributors, SDSA, PFS and IBM entered into Master Distributor Agreements whereby Supplies Distributors and SDSA act as master distributors of various IBM products and PFS provides transaction management and fulfillment services to Supplies Distributors. The Master Distributor Agreements expire in August 2003 and can be extended for additional one year terms upon mutual agreement by all parties. Under the Master Distributor Agreements, IBM reimburses Supplies Distributors for certain freight costs, direct costs incurred in passing on any price decreases offered by IBM to Supplies Distributors customers to cover price protection and certain special bids, the cost of products provided to replace defective product returned by customers and other certain expenses as defined. Supplies Distributors can return to IBM product rendered obsolete by IBM engineering changes after customer demand ends. IBM determines when a product is obsolete. IBM and SDSA also have verbal agreements under which IBM reimburses or collects from SDSA amounts calculated in certain inventory cost adjustments, amounts applicable to currency related inventory cost variances, and amounts applicable to favorable or unfavorable gross margin performance versus targeted objectives.

         Supplies Distributors and SDSA pass through to customers marketing programs specified by IBM and administer, along with GMS, such programs according to IBM guidelines.

5. MEMBERS' CAPITAL:

         PFS made an equity investment of $0.75 million in Holdings for a 49% voting interest, and IFP made an equity investment of $0.25 million in Holdings for a 51% voting interest. Certain officers and directors of PFS own, individually, a 9.8% non-voting interest, and, collectively, a 49% non-voting interest, in IFP. The contributions do not accrue interest. No member, solely by reason of being a member, has any obligation to make any additional capital contribution or loan to Holdings or guaranty any indebtedness or obligation of Holdings. (See Note 6)

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         Holdings' comprehensive income is allocated and distributed to the members pursuant to the terms of the operating agreement, which expires on December 31, 2050. Pursuant to the operating agreement, Holdings allocates its earning and distributes its cash flow, as defined, in the following order of priority:

         o to IFP until it has received a one-time amount equal to its capital contribution of $0.25 million;

         o to IFP until it has received an amount equal to a 35% cumulative annual return on its capital contribution;

         o to PFS until it has received a one-time amount equal to its capital contribution of $0.75 million;

         o to PFS until it has received an amount equal to a 35% cumulative annual return on its capital contribution; and

         o to PFS and IFP, pro rata, in accordance with their respective capital accounts.

Notwithstanding the foregoing, no distribution may be made if, after giving effect thereto, the net worth of Holdings shall be less than $1.0 million. Pursuant to the terms of its credit agreements, Holdings is currently limited to annual cash dividends of $0.6 million.

         Following the earnings allocation priority, the members' capital accounts as of December 31, 2001 are as follows:

                          PFS......................    $    750
                          IFP......................         460
                                                       --------
                          Total members' capital...    $  1,210
                                                       ========

         In the event of liquidations, distributions will be made in accordance with the operating agreement. The distribution will be made based upon members' capital as determined on a basis in a manner similar to the comprehensive income and cash flow distributions described above.

6. LONG-TERM DEBT:

         As of December 31, 2001, debt consists of the following (in thousands):

            Inventory and working capital financing agreement, United
              States........................................................    $  39,292
            Inventory and working capital financing agreement, Europe.......       19,746
                                                                                ---------
            Total debt......................................................    $  59,038
                                                                                =========

INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT, UNITED STATES

         On September 27, 2001, Supplies Distributors entered into a short-term credit facility with IBM Credit Corporation ("IBM Credit") to finance its distribution of IBM products in the United States. At inception, the facility provided for a $40 million credit line and expired on January 25, 2002. Prior to expiration, the credit line was increased to $45 million and extended through March 25, 2002. Availability under the credit facility was subject to certain borrowing base limitations, including eligible receivables and inventory, as defined. Borrowings under the credit facility accrued interest, after a defined free financing period, at prime rate plus 1%, which was 6.0% as of December 31, 2001. Supplies Distributors paid a quarterly commitment fee of 0.375% on the unused portion of the commitment, and a monthly service fee. The credit facility contained cross default provisions and various monthly financial covenant compliance requirements for Supplies Distributors and Holdings based on (i) annualized revenue to working capital, (ii) net profit after tax to revenue, and
(iii) total liabilities to tangible net worth, as defined. In general, these covenants required minimum levels of net income and capitalization. Additionally, PFS was required to maintain shareholders' equity of at least $30 million. The credit facility also contained restrictions on certain activities, including loans and payments to related parties, incurring additional debt, acquisitions, investments, dividends and asset sales. The credit facility was secured by a security interest in Supplies Distributors' assets, including accounts receivable and inventory and 65% of the stock of SDC, and was

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


guaranteed by PFS and Holdings. Supplies Distributors entered into a Blocked Account Agreement with its bank and IBM Credit whereby a security interest was granted to IBM Credit for all customer remittances received in specified bank accounts. At December 31, 2001, these bank accounts held $1.0 million, which was restricted for payment to IBM Credit.

INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT, EUROPE

         On September 27, 2001, SDSA entered into a short-term credit facility with IBM Belgium Financial Services S.A. ("IBM Belgium") to finance its distribution of IBM products in Europe. At inception, the facility provided for a 20 million euro credit line (approximately $18 million) and expired on January 25, 2002. Prior to expiration, the credit line was increased to 27 million euros (approximately $24.3 million) and extended through March 25, 2002. Availability under the credit facility was subject to certain borrowing base limitations, including eligible receivables and inventory, as defined. Borrowings under the credit facility accrued interest, after a defined free financing period, at euribor plus 4%, which was 7.425% as of December 31, 2001. SDSA paid a monthly service fee on the commitment. The credit facility contained cross default provisions and various monthly financial covenant compliance requirements for SDSA based on (i) annualized revenue to working capital, (ii) net profit after tax to revenue, and (iii) total liabilities to tangible net worth, as defined. In general, these covenants required minimum levels of net income and capitalization. Additionally, PFS was required to have shareholders' equity of at least $30 million. The credit facility also contained restrictions on certain activities, including acquisitions, liquidations, dividends, asset sales and payments on SDSA's intercompany debt with Supplies Distributors. The credit facility was secured by a security interest in all of SDSA's assets, including accounts receivable, bank accounts, inventory and 65% of the stock of SDSA and BSD Europe and was guaranteed by Holdings, Supplies Distributors and PFS. SDSA entered into a Blocked Account Agreement with its bank and IBM Belgium whereby a security interest was granted to IBM Belgium for all customer remittances received in specified bank accounts.

AMENDED AGREEMENTS

         On March 29, 2002, Supplies Distributors entered into amended credit facilities with IBM Credit and SDSA and BSD Europe entered into amended credit facilities with IBM Belgium. The asset based credit facility with IBM Credit provides financing for purchasing IBM inventory up to $32.5 million through June 30, 2002 and $27.5 million from July 1, 2002 through its expiration on March 29, 2003. The asset based credit facility with IBM Belgium provides up to 27 million Euros (approximately $24.3 million) in financing for purchasing IBM inventory through June 30, 2002 and 22 million Euros (approximately $19.8 million) thereafter. The IBM Belgium facility remains in force until not less than 60 days written notice by any party, but no sooner than March 29, 2003. These credit facilities contain cross default provisions, various restrictions upon the ability of Holdings, Supplies Distributors, SDSA and BSD Europe to, among others, merge, consolidate, sell assets, incur indebtedness, make loans and payments to related parties, provide guarantees, make investments and loans, pledge assets, make changes to capital stock ownership structure and pay dividends, as well as financial covenants, such as annualized revenue to working capital, net profit after tax to revenue, and total liabilities to tangible net worth, as defined, and are secured by all of the assets of Supplies Distributors, as well as collateralized guaranties of Holdings and PFS. Additionally, PFS is required to maintain a subordinated receivable balance of no less than $6.5 million from Supplies Distributors, and shareholders' equity of at least $25.0 million.

LOAN AND SECURITY AND FACTORING AGREEMENT

         Concurrent with these amended agreements, Supplies Distributors entered into a loan and security agreement with Congress Financial Corporation (Southwest) ("Congress") to provide financing for up to $25 million of eligible accounts receivables in the U.S. and Canada. The Congress facility expires on the earlier of three years or the date on which the parties to the IBM Master Distributor Agreement shall no longer operate under the terms of such agreement and/or IBM no longer supplies products pursuant to such agreement. Borrowings under the Congress facility accrue interest at prime rate plus 0.25% or Eurodollar

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


rate plus 3.0% or on an adjusted basis, as defined. In Europe, SDSA entered into a two year factoring agreement with Fortis Commercial Finance N.V. ("Fortis") to provide factoring for up to 10 million Euros (approximately $9 million) of eligible accounts receivables. Borrowings under this agreement accrue interest at 8.5%, or on an adjusted basis as defined. These credit facilities contain cross default provisions, various restrictions upon the ability of Holdings, Supplies Distributors and SDSA to, among other things, merge, consolidate, sell assets, incur indebtedness, make loans and payments to related parties, provide guarantees, make investments and loans, pledge assets, make changes to capital stock ownership structure and pay dividends, as well as financial covenants, such as minimum net worth, as defined, and are secured by all of the assets of Supplies Distributors, as well as collateralized guaranties of Holdings and PFS. Additionally, PFS is required to maintain a subordinated loan to Supplies Distributors of no less than $6.5 million and restricted cash of less than $5.0 million, and is restricted with regard to transactions with related parties, indebtedness and changes to capital stock ownership structure.

GUARANTEES

         PFS has provided collateralized guarantees to secure the repayment of all of the Company's credit facilities. As of December 31, 2001 the outstanding balance of the credit facilities guaranteed by PFS was approximately $59.0 million. In association with the new credit facilities entered into on March 29, 2002, the outstanding balance of the credit facilities guaranteed by PFS was approximately $48.5 million. These guarantees expire concurrently with the expiration of the underlying credit agreements. To the extent Supplies Distributors fails to comply with its covenants, including its monthly financial covenant requirements, and the lenders accelerate the repayment of the credit facility obligations, Supplies Distributors would be required to repay all amounts outstanding thereunder. In such event, PFS would be obligated to perform under those guarantees and repay, to the extent Supplies Distributors was unable to, Supplies Distributors' credit facility obligations. Additionally, if PFS was unable to maintain PFS' required level of stockholders' equity of $25.0 million, PFS could also be obligated to perform under these guarantees. Any requirement to perform under PFS' guarantees would have a material adverse impact on PFS' financial condition and results of operations and no assurance can be given that PFS will have the financial ability to repay all of such guaranteed obligations. Furthermore, PFS is obligated to repay any over-advance made to Supplies Distributors by its lenders. An over-advance would arise in the event borrowings exceeded the maximum amount available under the eligible borrowing base, as defined.

         PFS has also provided a guarantee of the obligations of Supplies Distributors and SDSA to IBM, excluding the trade payables that are financed by IBM credit.

7. TRANSACTIONS WITH RELATED PARTIES:

         In August 2001, Supplies Distributors entered into an Agreement for Sales Forces Services ("ASFS") with IBM, whereby Supplies Distributors is to actively generate demand for and promote brand loyalty for IBM products. The ASFS expires on the earlier of December 31, 2003 or the termination of the Master Distributor Agreements. The ASFS automatically renews for successive one-year periods unless either party provides prior written notice. Pursuant to the ASFS, IBM pays to Supplies Distributors a quarterly service fee as agreed to by both parties. Supplies Distributors has subcontracted with GMS to provide the sales force activities for an amount equal to the fees received by Supplies Distributors. The principal officer of GMS owns 46% of IFP. As of December 31, 2001, Supplies Distributors has $1.1 million due from IBM under the terms of the ASFS included in accounts receivable and approximately $1.5 million of unpaid service fees due to GMS.

         In August 2001, PFS and Supplies Distributors entered into Transaction Management Services Agreements ("TMSA") whereby PFS provides transaction management and fulfillment services to Supplies Distributors (see Note 1). Under terms of the TMSA, PFS is required to conduct its services within certain performance levels, as defined, and is liable to indemnify Supplies Distributors for inventory losses, as defined. The TMSA has terms corresponding with the Master Distributor Agreements (see Note 4).

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         Under the terms of the TMSA, PFS charges Supplies Distributors for its services based on a percentage of Supplies Distributors' shipped revenue. Percentages vary by geographic location and by the amount of shipped revenue. Dependent on changes in the type and levels of transactions, percentages charged by PFS can be amended by mutual consent of PFS and Supplies Distributors. Pursuant to the TMSA, Supplies Distributors incurred service expenses, reported as selling, general and administrative expenses in the accompanying consolidated financial statement, of approximately $1.4 million to PFS. As of December 31, 2001, the Company owes PFS $0.9 million.

         In September 2001, Supplies Distributors issued a Subordinated Demand Note (the "Note") to PFS in exchange for proceeds of $8.8 million. The balance of the Note can be increased by PFS, at its discretion or as required to meet the senior financial obligations of the Company, as needed, and as of December 31, 2001, had an outstanding balance of $11.7 million, which is classified as note payable to affiliate. The Note can be decreased to $6.5 million subject to Supplies Distributors' compliance with the covenants of its senior loan facilities, as amended. The Note accrues interest at a fluctuating rate per annum equal to PFS' cost of funds as determined by PFS, approximately 10% as of December 31, 2001. During the period from inception through December 31, 2001, Supplies Distributors recorded $0.3 million of interest associated with the amount due to PFS.

         In December 2001, PFS issued 12,500 stock options to Supplies Distributors' President. The options were immediately vested and have an exercise price of $0.91.

8. INCOME TAXES:

         The Company has elected to be taxed as a C corporation. A reconciliation of the difference between the expected income tax expense at the U.S. federal statutory corporate tax rate of 34%, and the Company's effective tax rate, for the period from inception through December 31, 2001, is as follows (in thousands):

    Income tax expense (benefit) computed at statutory rate.....    $  228
    Impact of foreign taxation at different rate................        27
    Expenses not deductible for tax purposes....................        17
                                                                    ------
      Provision for income taxes................................    $  272
                                                                    ======

         The consolidated income before income taxes, by domestic and foreign entities, for the period from inception through December 31, 2001, is as follows (in thousands):

                     Domestic........    $  243
                     Foreign.........       430
                                         ------
                            Total....    $  673
                                         ======

         Current and deferred income tax expense for the period from inception through December 31, 2001, is summarized as follows (in thousands):

             Current
               Domestic...............     $   156
               Foreign................         416
                                           -------
                   Total current......         572
                                           -------
            Deferred
               Domestic...............         (55)
               Foreign................        (245)
                                           -------
                   Total deferred.....        (300)
                                           -------
                   Total..............     $   272
                                           =======

          BUSINESS SUPPLIES DISTRIBUTORS HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The components of the deferred tax asset (liability) as of December 31, 2001 are as follows (in thousands):

                   Deferred tax asset:
                     Allowance for doubtful accounts....     $  300
                     Other..............................         31
                                                             ------
                             Total deferred tax asset...        331
                                                             ------
                   Deferred tax liability:
                             Total deferred liability...         89
                                                             ------
                   Deferred tax asset, net..............     $  242
                                                             ======

9. SEGMENT AND GEOGRAPHIC INFORMATION:

         The Company is organized as a single operating segment, which is international distribution of computer supplies. Geographic areas in which the Company operates include the United States, Europe (primarily Belgium), and Canada.

         The following is geographic information by area. Revenues are attributed based on the Company's domicile. Amounts shown are for the period from inception through December 31, 2001 (in thousands):

                   Revenues:
                     United States..    $   53,077
                     Europe.........        42,116
                     Canada.........         4,073
                     Eliminations...       (23,822)
                                        ----------
                                        $   75,444
                                        ==========

         The eliminations amount above primarily relates to intercompany sales in Europe from BSD Europe to SDSA.

         The company has $0.3 million of long-lived assets in the United States associated with the acquisition of the BSD companies.

                         PRO FORMA FINANCIAL INFORMATION

                                   (UNAUDITED)

         The following unaudited pro forma condensed consolidated financial statements as of and for the nine months ended September 30, 2002 and for the nine month period ended December 31, 2001 are based on the historical financial statements of PFSweb, Inc. and Holdings after giving effect to the purchase using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

         The unaudited pro forma condensed consolidated balance sheet presents the Company's historical financial information as of September 30, 2002, as adjusted for the acquisition of the remaining 51% membership interest in Holdings, as if the transaction had occurred on September 30, 2002.

         The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2002 and the nine month period ended December 31, 2001 present the Company's historical operations combined with the historical operations of Holdings, as if the transaction had occurred on April 1, 2001.

         The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the consolidated financial position or results of operations for future periods or the financial position or results of operations that would have been realized had the Company consolidated Holdings during the periods presented. The unaudited pro forma condensed consolidated financial statements and the related notes should be read in conjunction with the historical financial statements of the Company and Holdings.

                          PFSWEB, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2002
                                 (IN THOUSANDS)

                                                                                 Business
                                                                                 Supplies
                            ASSETS                                              Distributors
                                                                                  Holdings,    Pro Forma          Pro Forma
                                                              PFSweb, Inc.          LLC        Adjustments       Consolidated
                                                              ------------      ------------   -----------       ------------
CURRENT ASSETS:
    Cash and cash equivalents ............................    $      8,611      $        833   $      (332)(a)   $      9,112
    Restricted cash ......................................              --               766            --                766
    Accounts and other receivables, net ..................           6,992            28,110          (681)(b)         34,421
    Inventories, net .....................................              --            36,200            --             36,200
    Inventory in transit .................................              --               993            --                993
    Prepaid expenses and other current assets ............           1,946             1,035            --              2,981
                                                              ------------      ------------   -----------       ------------
         Total current assets ............................          17,549            67,937        (1,013)            84,473
                                                              ------------      ------------   -----------       ------------

PROPERTY AND EQUIPMENT, net ..............................          12,411                --            --             12,411
NOTE RECEIVABLE FROM AFFILIATE ...........................           8,800                --        (8,800)(c)             --
RESTRICTED CASH ..........................................           2,877                --            --              2,877
INVESTMENT IN AFFILIATE ..................................           2,109                --           332 (a)             --
                                                                                                    (2,441)(d)
OTHER ASSETS .............................................             401             1,083           (53)(e)          1,431
                                                              ------------      ------------   -----------       ------------

         Total assets ....................................    $     44,147      $     69,020   $   (11,975)      $    101,192
                                                              ============      ============   ===========       ============

                  LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current portion of long-term debt and
        capital lease obligations ........................    $      1,482      $     35,103   $        --       $     36,585
    Trade accounts payable ...............................           3,373             3,611          (681)(b)          6,303
    Accrued expenses .....................................           7,219             1,901            --              9,120
                                                              ------------      ------------   -----------       ------------
         Total current liabilities .......................          12,074            40,615          (681)            52,008
                                                              ------------      ------------   -----------       ------------


LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less
    current portion ......................................           3,436            16,790            --             20,226
                                                              ------------      ------------   -----------       ------------
NOTE PAYABLE TO AFFILIATE ................................              --             8,800        (8,800)(c)             --
                                                              ------------      ------------   -----------       ------------
DEFERRED INCOME ..........................................           1,540                --            --              1,540
                                                              ------------      ------------   -----------       ------------
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
    Common stock .........................................              18                --            --                 18
    Capital contributions ................................              --             1,000        (1,000)(f)             --
    Additional paid-in capital ...........................          52,083                --            --             52,083
    Unrealized gain on investment ........................              --               260          (133)(g)             --
                                                                                                      (127)(h)
    Retained earnings (accumulated deficit) ..............         (24,486)            1,417           321 (i)        (24,165)
                                                                                                    (1,417)(f)
    Accumulated other comprehensive gain (loss) ..........            (433)              138           (70)(g)           (433)
                                                                                                       (68)(h)
    Treasury stock .......................................             (85)               --            --                (85)
                                                              ------------      ------------   -----------       ------------
         Total shareholders' equity ......................          27,097             2,815        (2,494)            27,418
                                                              ------------      ------------   -----------       ------------
         Total liabilities and shareholders' equity ......    $     44,147      $     69,020   $   (11,975)      $    101,192
                                                              ============      ============   ===========       ============

    The accompanying notes are an integral part of these Pro Forma Condensed
                       Consolidated Financial Statements.

                          PFSWEB, INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2002
                                 (IN THOUSANDS)


                                                                        Business
                                                                        Supplies
                                                                       Distributors
                                                                         Holdings,     Pro Forma          Pro Forma
                                                       PFSweb, Inc.        LLC         Adjustments       Consolidated
                                                       ------------    ------------    -----------       ------------
REVENUES:
    Gross product revenue ..........................   $         --    $    163,653    $        --       $    163,653
    Gross service fee revenue ......................         26,289              --             --             26,289
    Gross service fee revenue, affiliate ...........          4,862              --         (4,862)(j)             --
                                                       ------------    ------------    -----------       ------------
        Total gross revenues .......................         31,151         163,653         (4,862)           189,942
    Less pass-through charges ......................          2,973              --           (129)(j)          2,844
                                                       ------------    ------------    -----------       ------------
        Net revenues ...............................         28,178         163,653         (4,733)           187,098

COSTS OF REVENUES:
    Cost of product revenue ........................             --         154,274             --            154,274
    Cost of service fee revenue ....................         17,552              --         (1,666)(k)         15,886
                                                       ------------    ------------    -----------       ------------
        Total costs of revenues ....................         17,552         154,274         (1,666)           170,160
                                                       ------------    ------------    -----------       ------------
        Gross profit ...............................         10,626           9,379         (3,067)            16,938

SELLING, GENERAL AND ADMINISTRATIVE
     EXPENSES ......................................         20,636           4,975         (4,733)(j)         22,508
                                                                                             1,666 (k)
                                                                                               (36)(l)
OTHER ..............................................          2,170              --             --              2,170
                                                       ------------    ------------    -----------       ------------
        Income (loss) from operations ..............        (12,180)          4,404             36             (7,740)
EQUITY IN EARNINGS OF AFFILIATE ....................          1,163              --         (1,163)(m)             --
INTEREST EXPENSE (INCOME), NET .....................           (688)          2,424             --              1,736
                                                       ------------    ------------    -----------       ------------
         Income (loss) before income taxes .........        (10,329)          1,980         (1,127)            (9,476)

INCOME TAX EXPENSE .................................             --             754           (343)(n)            411
                                                       ------------    ------------    -----------       ------------

NET INCOME (LOSS) ..................................   $    (10,329)   $      1,226    $      (784)      $     (9,887)
                                                       ============    ============    ===========       ============

NET LOSS PER SHARE:
     Basic and diluted .............................   $      (0.57)                                     $      (0.54)
                                                       ============                                      ============


WEIGHTED AVERAGE NUMBER OF SHARES
     OUTSTANDING:
     Basic and diluted .............................         18,201                                            18,201
                                                       ============                                      ============


    The accompanying notes are an integral part of these Pro Forma Condensed
                       Consolidated Financial Statements.

                          PFSWEB, INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                        Business
                                                                        Supplies
                                                                       Distributors
                                                                       Holdings, LLC
                                                       PFSweb, Inc.   July 3, 2001
                                                        Nine Months    (inception)
                                                          ended          through
                                                       December 31,    December 31,    Pro Forma         Pro Forma
                                                           2001            2001       Adjustments       Consolidated
                                                       ------------    ------------   -----------       ------------
REVENUES:
    Gross product revenue ..........................   $         --    $     75,444   $        --       $     75,444
    Gross service fee revenue ......................         29,955              --            --             29,955
    Gross service fee revenue, affiliate ...........          1,719              --        (1,719)(j)             --
    Other revenues .................................            100              --            --                100
                                                       ------------    ------------   -----------       ------------
        Total gross revenues .......................         31,774          75,444        (1,719)           105,499
    Less pass-through charges ......................          3,721              --          (335)(j)          3,386
                                                       ------------    ------------   -----------       ------------
        Net revenues ...............................         28,053          75,444        (1,384)           102,113

COSTS OF REVENUES:
    Cost of product revenue ........................             --          71,870            --             71,870
    Cost of service fee revenue ....................         17,984              --          (768)(k)         17,216
    Cost of other revenue ..........................           (627)             --            --               (627)
                                                       ------------    ------------   -----------       ------------
        Total costs of revenues ....................         17,357          71,870          (768)            88,459
                                                       ------------    ------------   -----------       ------------
        Gross profit ...............................         10,696           3,574          (616)            13,654

SELLING, GENERAL AND ADMINISTRATIVE
     EXPENSES ......................................         17,117           2,098        (1,384)(j)         18,573
                                                                                              768 (k)
                                                                                              (26)(l)
OTHER ..............................................         (5,141)             --            --             (5,141)
                                                       ------------    ------------   -----------       ------------
        Income (loss) from operations ..............         (1,280)          1,476            26                222
INTEREST EXPENSE (INCOME), NET .....................           (496)            803            --                307
                                                       ------------    ------------   -----------       ------------
        Income (loss) before income taxes ..........           (784)            673            26                (85)

INCOME TAX EXPENSE (BENEFIT) .......................           (219)            272          (101)(n)            (48)
                                                       ------------    ------------   -----------       ------------

NET INCOME (LOSS) ..................................   $       (565)   $        401   $       127       $        (37)
                                                       ============    ============   ===========       ============

NET LOSS PER SHARE:
     Basic and diluted .............................   $       (.03)                                    $         --
                                                       ============                                     ============

WEIGHTED AVERAGE NUMBER OF SHARES
     OUTSTANDING:
     Basic and diluted .............................         18,036                                           18,036
                                                       ============                                     ============


    The accompanying notes are an integral part of these Pro Forma Condensed
                       Consolidated Financial Statements.

                          PFSWEB, INC. AND SUBSIDIARIES

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

         On October 25, 2002, Priority Fulfillment Services, Inc. ("PFS"), a wholly-owned subsidiary of PFSweb, Inc. (the "Company"), purchased from Inventory Financing Partners, LLC ("IFP") a 51% membership interest in Business Supplies Distributors Holdings, LLC ("Holdings") for a purchase price of $331,758 (the "Purchase"). Prior to the transaction, PFS owned 49% of the membership interests in Holdings, and PFS and IFP were the only members thereof and were parties to the Holdings Operating Agreement. As a result of the transaction, PFS owns 100% of the membership interests in Holdings and is the sole member thereof. The purchase price was paid in cash from PFS' cash on hand.

         As the result of the transaction, PFS controls Holdings' wholly-owned subsidiaries, Supplies Distributors, Inc., Supplies Distributors of Canada, Inc., Business Supplies Distributors Europe B.V. and Supplies Distributors, S.A. (collectively, "Supplies Distributors"). Supplies Distributors is an international distributor of IBM printing supplies and other products.

         The pro forma information related to the Purchase have been prepared in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations." The Company will account for the transaction as a purchase under SFAS No.141 and will result in the consolidation of Holdings' accounts with those of the Company. Prior to this acquisition, the Company had accounted for its 49% interest in Holdings using the modified equity method of accounting. The purchase price will be allocated to individual assets and liabilities assumed based on their estimated fair values. For purposes of the unaudited pro forma consolidated financial information, the purchase price of the assets acquired and liabilities assumed has been allocated based on preliminary estimates of fair value, which are still being finalized. The information presented herein may differ from the final purchase price allocation; however, such allocations are not expected to differ materially from the preliminary amounts.

2. ALLOCATION OF PURCHASE PRICE

   (In thousands)
        Cash and cash equivalents  (including
             restricted cash of $1,745).............       $   2,578
        Accounts and other receivables..............          28,110
        Inventories.................................          37,193
        Prepaid expenses............................             684
        Other assets, net...........................             402
                                                           ---------
               Total assets acquired................       $  68,967
                                                           ---------

        Trade accounts payable......................       $   3,611
        Accrued expenses............................           1,901
        Debt (guaranteed by the Company)............          48,823
        Other debt..................................           3,070
        Note payable to affiliate...................           8,800
                                                           ---------
               Total liabilities assumed............          66,205
                                                           ---------
               Net assets...........................           2,762
        Less PFS' prior investment..................           2,109
                                                           ---------
               Net assets acquired..................             653
        Less cash purchase price....................             332
                                                           ---------
               Extraordinary gain on purchase.......       $     321
                                                           =========

3. PRO FORMA ADJUSTMENTS

         The following are descriptions for the pro forma purchase accounting and other merger related adjustments that have been reflected in the accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements:

                          PFSWEB, INC. AND SUBSIDIARIES

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a)  Cash paid for the remaining 51% membership interest in Holdings.
(b) Adjustment to eliminate balances payable among the Company and Holdings reflected in the historical financial statements.
(c) Adjustment to eliminate the subordinated note due to PFS from Holdings reflected in the historical financial statements.
(d) Adjustment to eliminate the Company's historical investment in Holdings reflected in the historical financial statements.
(e) Adjustment to eliminate 51% of Holdings' identified intangible asset as reflected in the historical financial statements.
(f)  Reflects the elimination of historical Holdings' equity amounts.
(g)  Reflects the elimination of 51% of historical Holdings' equity amounts.
(h) Reflects the elimination of the Company's historical 49% membership interest of historical Holding's equity amounts.
(i) Adjustment to record the Company's extraordinary gain on the Purchase due to excess net assets acquired over cash paid.
(j) Reflects the elimination of transactions between the Company and Holdings. During the nine months ended September 30, 2002 and the period from July 3, 2001 (inception) to December 31, 2001, the Company recorded net service fee revenue of $4.7 million and $1.4 million, respectively, from Holdings under the Company's transaction management service fee arrangement with Holdings. Holdings recorded these amounts as selling, general and administrative expense.
(k) Adjustment to reclassify historical costs of net service fees under the Company's transaction management service fee arrangement with Holdings as selling, general and administrative expenses.
(l) Adjustment to eliminate 51% of amortization expense for Holdings' identified intangible asset as reflected in the historical financial statements.
(m) Adjustment to eliminate the Company's equity in earnings of Holdings as reflected in the historical financial statements.
(n) Adjustment to eliminate the historical, domestic federal income tax expense as the Company will include Holdings' United States operations in the Company's consolidated federal income tax return.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          PFSweb, Inc.



Dated: January 8, 2003                    By: /s/ THOMAS J. MADDEN
                                              ---------------------------------
                                              Thomas J. Madden
                                              Executive Vice President, Chief
                                                Financial and Accounting Officer